Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into as of May 4, 2022, by and between Sunrun Inc., inclusive of its subsidiaries and affiliates (collectively "Sunrun" or the “Company”), and Tom vonReichbauer (“Consultant”) (collectively the “Parties”). Sunrun desires to retain Consultant to continue to perform transition and consulting services for the Company. Consultant is willing to perform such services, on the terms set forth below. In consideration of the mutual promises contained herein, the Parties agree as follows:
I. SERVICES AND TERMS AND CONDITIONS.
(a) Services.
Effective as of May 30, 2022 (the “Effective Date”), Consultant shall cease to be an employee of the Company and thereafter shall provide transition and consulting services to the Company relating to Consultant’s role as Chief Financial Officer for Sunrun, including but not limited to such transition services as may be requested by the Chief Executive Officer or Chief Financial Officer (the “Services”). Mary Powell and Danny Abajian shall serve as Consultant’s sole points of contact with the Company, and Consultant shall not undertake any services for the Company without the express instruction or permission of Mr. Abajian.
(b) Terms and Conditions.
(1) Consultant agrees that he continues to be subject to the restrictive covenants owed by him to Sunrun in his capacity as a former employee of Sunrun.
(2) Except to the extent provided above, Consultant agrees that during the period of this Agreement and thereafter, he continues to be bound by the terms of any confidentiality agreements executed while an employee of the Company, to the extent permitted by applicable law.
II. CONSIDERATION

In consideration of the mutual promises contained herein, and in light of
Consultant’s status as a continuing service provider to the Company, Consultant shall continue to vest in all equity awards he received prior to the Effective Date for the duration of this Agreement.
III. PRIVILEGED AND CONFIDENTIAL INFORMATION
(a) “Privileged and Confidential Information” means any and all privileged data, as determined by the Company in its capacity as the holder of all attorney-client related privileges vis a vis Consultant, and/or non-public knowledge, data or information related to the Company’s business or its actual or planned research or development, including (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers and customers; (c) information regarding the skills and compensation of the Company’s employees, contractors and any other Company service providers, to the extent the Company has a duty to maintain such information as private; (d) the existence or content of any business discussions, negotiations or agreements between the Company and any third party; and (e) any and all Company information, communications, knowledge, and/or work product protected from disclosure by the attorney-client and/or work product or any other applicable privileges; provided, however, Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.
(b) Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Agreement, use the Company’s Privileged and Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose Company’s Privileged and Confidential Information to any third party. It is understood that said Privileged and Confidential Information is and will remain the sole property of the Company. Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Privileged and Confidential Information.
(c) Former Employer’s or Client’s Confidential Information. Consultant agrees that Consultant shall not, during the term of this Agreement, improperly use or disclose an proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.
(d) Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.
(e). Return of Materials. Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Privileged and Confidential Information that Consultant may have in Consultant’s possession, custody, or control.
IV. CONFLICTING OBLIGATIONS
Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.
V. TERM AND TERMINATION
(a) Term. This Agreement will commence on the Effective Date and will continue until September 30, 2022, unless terminated by Consultant or Sunrun as set forth herein.
(b) Termination. The Company may terminate this Agreement immediately and without prior notice if Consultant is in breach of any material provision of this Agreement. Under such circumstances, Consultant’s right(s) to continued vesting of equity awards shall cease immediately upon the termination of this Agreement. If Sunrun is in breach of any material provision of this Agreement, Consultant may terminate this Agreement upon two (2) weeks’ notice to Sunrun and one (1) week’s time for Sunrun to cure any material breach.

(c) Survival. Except as set forth herein, upon such termination all rights and duties of the Parties toward each other will cease except that Section III (Privileged and Confidential Information), Section IV (Conflicting Obligations), and Section V (Miscellaneous), will survive termination of this Agreement.
VI. MISCELLANEOUS
(a) Nonassignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Company and its respective successors and assigns. Any assignment in violation of the foregoing will be null and void.
(b) Indemnity. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant or any of Consultant’s assistants, employees or agents is not an independent contractor with respect to the Company, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
(c) Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the Parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the Parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.
(d) Integration. This Agreement supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to said subject matter. This Agreement may not be amended, except by a writing signed by the Parties.
(e) Independent Contractor. It is the express intention of the Parties that Consultant is an independent contractor. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee, or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Sunrun shall maintain Consultant’s Sunrun corporate gMail and other gSuite accounts necessary to accomplish this contract, with the express understanding that Consultant may not conduct any services under this Agreement through any electronic means other than his Sunrun corporate gSuite accounts. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, if any, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

(f) Benefits. Except as provided in Section II, Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company either as a Consultant or employee, where benefits include without limitation paid vacation, sick leave, medical insurance, and 401K participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

(g) Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

(h) Voluntary Nature of Agreement. Consultant acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that he has carefully read this Agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this Agreement and fully understand it. Finally, Consultant agrees that he has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.
The Parties have executed this Agreement below to indicate their acceptance of its terms.

TOM VONREICHBAUER, an individual

/s/ Tom vonReichbauer

SUNRUN INC.

By:	/s/ Jeanna Steele
Jeanna Steele
Chief Legal and People Officer